Exhibit 99


                        PRESS RELEASE

                    For Immediate Release

                      December 14, 1995

DAEDALUS ANNOUNCES TEMPORARY SUSPENSION OF ITS SEMIANNUAL DIVIDEND


ANN ARBOR, MICHIGAN - Daedalus Enterprises, Inc. today announced a temporary suspension of its semiannual dividend as part of its plan to allocate increased financial resources to its growth plan.

The growth plan involves the development of a service business through the use of the Company's proprietary Airborne Digital Camera Systems for the mapping of infrastructure within narrow corridors. Examples of the types of infrastructure that would be mapped with such a system include electrical distribution systems, railroads, highways and gas pipelines.

Although implementation of the growth plan began in fiscal 1995, Daedalus' revenue will probably not be affected materially until late in the fiscal year ending July 31, 1996. If successful, the service business is expected to reduce fluctuations in the Company's revenue and earnings and enhance the Company's profitability and shareholder value. The Company is also seeking partners and additional financing to help bring this service business into the market more quickly.

Daedalus Enterprises, Inc. is a leading developer and manufacturer of remote sensing instruments used for environmental measurement and monitoring.

The Company's stock is traded in the over-the-counter market under the symbol "DDEI".

Contact:

Vincent J. Killewald
       or
Thomas R. Ory
(313) 769-5649